EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") entered into as of the date signed by the parties below by and between Adams Golf, Inc. and its subsidiaries with its subsidiaries with its principal place of business at 2801 East Plano Parkway, Plano, Texas (the "Company") and Mr. Oliver Brewer (the "Executive");

RECITALS

     WHEREAS, the Executive is and has been employed by the Company for approximately three years, first as its Vice President of Sales and Marketing and then as President of the Company.  Through such experience, the Executive has acquired special skills and abilities and an extensive background in and knowledge of the Company'' business and the golf club manufacturing industry.

     WHEREAS, the Company's Board of Directors desires assurance of the continued association and services of the Executive in order to retain his experience, skills, abilities, background, and knowledge, and is therefore willing to engage his services on the terms and subject to the conditions set forth below.

     WHEREAS, the Executive desires and is willing to accept employment with the Company on the terms and subject to the conditions set forth below.

     NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties agree as follows:

AGREEMENT

1.   POSITION AND DUTIES

During the term of this Agreement, the Company shall employ the Executive as Chief Executive Officer.  The Executive's duties shall be those which shall be prescribed by the Board of Directors from time to time which shall be those reasonably expected of a chief executive officer of a similarly capitalized corporation and those performed by his predecessor.  The Executive shall use his best efforts to promote the best interest of the Company.  The Executive shall devote his knowledge, skill and, exclusively (other than as set for below), all of his professional time, attention and energies (reasonable absences for vacations and illness excepted), to the business of the Company in order to perform such assigned duties faithfully, competently and diligently.  Notwithstanding the foregoing, it is understood and agreed between the parties that the Executive may (i) engage in charitable and community activities, (ii) manage personal investments and affairs and (iii) serve on the boards of directors of a reasonable number of other corporations or the boards of a reasonable number of trade associations, so long as such activities and investments do not interfere or conflict with the Executive's performance of his responsibilities and obligations to the Company.

2.   TERM OF EMPLOYMENT

The Company agrees to employ the Executive and the Executive agrees to serve the Company pursuant to the terms and conditions of this Agreement for a term of three (3) years, commencing on January 1, 2002 and expiring on December 31, 2004, unless earlier terminated pursuant to this Agreement.  Notwithstanding any contrary clause in this Agreement, the Executive shall serve at the pleasure of the Board of Directors and may be terminated at any time in accordance with the provisions of this Agreement.  The Executive's termination shall not, in any way, prejudice the Executive's rights under this Agreement.

3.   PLACE OF EMPLOYMENT

The place of employment shall be at the Company's principal office currently located in Plano, Texas; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations on Company business.

4.   COMPENSATION

The Executive shall receive, for all services rendered to the Company as an employee, the following compensation.
(a)

Salary.  The Executive shall be paid an Annual Base Salary in the amount of two hundred fifty thousand dollars ($250,000) or such greater amount as may be determined by the Board of Directors.  The Executive's Annual Base Salary shall be payable in equal installments in accordance with the Company's general salary payment policies, but no less frequently than monthly.

(b)

Incentive Compensation.  Each year, the Executive shall be eligible for two bonuses, each in an amount equal to one-half (1/2) his Annual Base Salary.  The first bonus is to be paid at the end of the first half of the calendar year but no later than July 20 and the second bonus is to be paid at the end of the second half of the year but no later than January 20 of the following year.  Each bonus shall be contingent upon the Company achieving its internal financial goals for the applicable half of the calendar year as stated by the Board of Directors.

Example: At the Board of Directors' third quarter meeting on

October 29, 2001, the Board of Directors stated that the Company's 2002 internal financial goals were to achieve certain cash flow projections and come within ten percent (10%) of certain earnings projections for the first and second half of 2002.  If the Company achieves the goals for the first half of the year, the Executive shall receive a bonus equal to one-half (1/2) his Annual Base Salary.  If the Company achieves the goals for the second half of the year but not the first, the Executive shall receive a bonus of one-half (1/2) his Annual Base Salary for the second half of the year but not for the first half of the year.

(c)	Equity Participation. The company shall provide the Executive with stock and/or stock options and contingent retention stock options and performance stock options as follows:

	(1)	For the calendar year 2002:

		a.	not later than the end of January 2002, the Company shall, at its option, either

(i) grant the Executive four percent (4%) of the Company's fully diluted common stock and gross up the Executive's Annual Base Salary to account for any taxable earnings as a result of the grant; or

(ii)

grant the Executive four percent (4%) of the Company's fully diluted stock in stock options at an option strike price of one cent ($.01) per share; these stock options shall vest six months after the date of grant; notwithstanding any other clause in this Agreement to the contrary, if the Executive's employment is either terminated by the Company without cause or terminated by the Executive for good reason (as those terms are defined in this Agreement) prior to these stock options vesting, the stock options shall vest upon termination; additionally, if these stock options are granted but the Company is unable, for any reason, to cause these stock options to vest after six months, then the Company shall grant the Executive four percent (4%) of the Company's fully diluted common stock and gross up the Executive's Annual Base Salary to account for any taxable earnings as a result of the grant.

b.

if the Company achieves its internal financial goals for the calendar year (as stated by the Board of Directors), the Executive shall be granted, not later than the end of January 2003, one and one-half percent (1 1/2%) of the Company's fully diluted stock in stock options at an option strike price of one cent ($.01) per share.  These stock options are contingent upon Company performance and shall vest six months after the date of grant;

c.

if the Company achieves making a year end profit, the Executive shall be granted, not later than the end of January 2003, one-half percent (1/2%) of the Company's fully diluted stock in stock options at an option strike price of one cent ($.01) per share.  These stock options are contingent upon Company performance and shall vest six months after the date of grant;

	(2)	For the Calendar year 2003:

a.

not later than the end of July of 2003, the Executive shall be granted one and eight-tenths percent (1.8%) of the Company's fully diluted stock in stock options at an option strike price of one cent ($.01) per share.  These stock options are to retain the Executive and shall vest six months after the date of grant;

b.

not later than the end of January 2004, if the Company achieved its internal financial goals for 2003 (as stated by the Board of Directors), the Executive shall be granted one percent (1%) of the Company's fully diluted stock in stock options at an option strike price of one cent ($.01) per share.  These stock options are contingent upon Company performance and shall vest six months after the date of grant.

	(3)	For the Calendar year 2004:

a.

not later than the end of July of 2004, the Executive shall be granted one and four-tenths percent (1.4%) of the Company's fully diluted stock in stock options at an option strike price of one cent ($.01) per share.  These stock options are to retain the Executive and shall vest six (6) months after the date of grant;

b.

not later than the end of January 2005, if the Company achieved its internal financial goals for 2004 (as stated by the Board of Directors), the Executive shall be granted one percent (1%) of the Company's fully diluted stock in stock options at an option strike price of one cent ($.01) per share.  These stock options are contingent upon Company performance and shall vest six months after the date of grant.

	(4)	It is expressly understood between the Executive and the Company that any stock options granted Executive under this Agreement are conditional upon all of the following:

		a.	the Executive must revoke and rescind all of his current Company stock options whether or not vested;

		b.	the Company must acquire the necessary Board of Director and shareholder approval to authorize a new stock option plan providing for Executive's potential stock options; and

		c.	the Company must be able to comply with all applicable laws and regulations necessary to implement a stock option plan and provide the stock options.

Example: If the Company is unable to achieve the necessary Board of Directors' or shareholder approval or to comply with the applicable laws and regulations necessary to implement a stock option plan(s) that would enable the Company to provide the Executive with the granted stock options or proposed to be granted stock options, the Executive shall not be entitled to the stock options granted and/or proposed to be granted stock options in this Agreement.

Example: If, at the end of 2002, the Company achieved its internal financial goals (the cash flow goals and coming within the stated ten percent (10%) of the earnings goals, the Executive shall be granted one and one-half percent (1 1/2%) of the Company's fully diluted shares in stock options at a strike price of one cent ($.01) per share not later than January 20, 2003.  These stock options vest six months after the date of grant.

Example: If the Board of Directors do not state internal financial goals for the year 2004, the Executive shall not be entitled to any performance based stock options for the year 2004 under th terms of this Agreement.

(5)

At any time during the term of this agreement, if a majority of the capital stock of the Company is to be sold or transferred to an unaffiliated entity or substantially all of the assets of the Company are to be sold or transferred to an unaffiliated entity, all of the Executive's potential stock options shall be granted and vested no later than the calendar day immediately preceding the sale or closing date of the sales or transfer transaction.

(d)	Employee Benefit Plans. The Executive and his "dependents," as that term may be defined under the applicable employee benefit plan(s) of the Company, shall be included in all plans, programs and policies which provide benefits for Company employees and their dependents on a basis commensurate with the Executive's position and authorities, duties, powers and responsibilities.

(e)	Expenses. The Executive is authorized to incur and shall be reimbursed by the

Company for any and all reasonable and necessary business related expenses including, but not limited to, a company car, a local country club membership, expenses for auto, business travel, entertainment, gifts and similar matters.  The company car and local country club membership are subject to the compensation committee's approval, which shall not be unreasonably withheld.

5. ABSENCES

The Executive shall be entitled to vacations in accordance with the Company's vacation policy in effect from time to time and to absences because of illness or other incapacity and shall also be entitled to such other absences as are granted to the Company's other senior executive officers or as are approved by the Board of Directors, which approval shall not be unreasonably withheld.

6. TERMINATION

The Executive's employment with the Company may be terminated only as follows:

(a)	By the Company Without Cause. The Company may at any time terminate the Executive's employment without Cause upon sixty- (60) day's prior written notice to the Executive.

(b)	By the Executive Without Good Reason. The Executive may at any time terminate his employment for any reason upon sixty- (60) days written notice to the Company.

(c)

By the Company for Cause.  The Company may terminate the Executive's employment for Cause.  In such event, the Company shall give the Executive prompt written notice (in addition to any notice that may be required below) specifying in reasonable detail the basis for such termination.  For purposes of this Agreement, "Cause" shall mean any of the following conduct by the Executive:

(1)

the deliberate and intentional breach of any material provision of this Agreement, which breach the Executive shall have failed to cure within thirty (30) days after the Executive's receipt of written notice from the Company specifying the specific nature of the Executive's breach; or

	(2)	the deliberate and intentional engaging by the Executive in gross misconduct that is materially and demonstrably harmful to the best interests, monetary or otherwise, of the Company; or

	(3)	conviction of a felony or conviction of any crime involving moral turpitude, fraud or deceit.

(d)

By the Executive for Good Reason.  The Executive may terminate his employment for Good Reason upon providing thirty (30) days written notice to the Company after the Executive reasonably becomes aware of the circumstances giving rise to such Good Reason.  For purposes of this Agreement, "Good Reason" means any of the following conduct of the Company, unless the Executive shall have consented thereto in writing:

(1)

material breach of any material provision of this Agreement by the Company, which breach shall not have been cured by the Company within thirty (30) days after Company's receipt from the Executive or his agent of written notice specifying in reasonable detail the nature of the Company's breach; or

(2)

the assignment to the Executive of any duties inconsistent in any material respect with the Executive's position including, but not limited to any diminution of the Executive's status and reporting requirements, authority, duties, powers or responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent action respecting the Executive not taken in bad faith and which is remedied by the Company within thirty (30) days after receipt of written notice from the Executive to the Company; or

(3)

the failure of the Company to obtain the assumption in writing of its obligations to perform this Agreement by any successor not less than five days prior to a merger, consolidation or sale as contemplated in Section 10; or

(4)

a reduction in the Executive's total compensation.  For purposes of this subsection, a reduction in the overall level of compensation of the Executive resulting from the failure to achieve corporate, business unit and/or individual performance goals established for purposes of incentive compensation for any year or other period shall not constitute a reduction in the overall level of compensation of the Executive.

	(5)	the relocation of the Company's principal office to a site more than 75 miles from Plano, Texas.

(e)

Disability.  In the event that the Executive shall be unable to perform his duties hereunder on a full time basis for a period of sixty (60) consecutive calendar days by reason of incapacity due to illness, accident, physical or mental disability or otherwise, then the Company may, at its discretion, terminate the Executive's employment if the Executive, within ten (10) days after receipt of written notice of termination is given (which may occur before or after the end of the entire 60 day period), shall not have returned to the performance of all of his duties on a full-time basis.

(f)	Death. The Executive's employment shall terminate upon his death.

(g)	Mutual Written Agreement. This Agreement and the Executive's employment with the Company may be terminated at any time by the mutual written agreement of the Executive and the Company.

(h)

By the Executive due to the Company's failure to set internal financial goals or adopt a stock option plan.  In the event that the Board of Directors should fail to set internal financial goals for the calendar year(s) 2003 and/or 2004 or in the event the Company fails to acquire the necessary shareholder and Board of Director approval to authorize a new stock option plan to provide for the Executive's stock options or potential stock options, the Executive may elect to terminate his employment.

7. COMPENSATION IN THE EVENT OF TERMINATION

In the event that the Executive's employment terminates prior to the expiration of this Agreement, the Company shall pay the Executive compensation and provide the Executive and his eligible dependents with benefits as follows:

(a)

Termination by Company Without Cause or Termination by Executive for Good Reason.  In the event that the Executive's employment is terminated by (i) the Company without Cause or (ii) the Executive for Good Reason, then the Company shall continue to pay or provide, as applicable, in accordance with the Company's normal payroll practices, the following compensation and benefits to the Executive:

	(1)	the Annual Base Salary of the Executive for a period of one (1) year after expiration of the notice period of termination, whichever is later;

(2)

the retention stock options (the stock options to retain the Executive as opposed to the stock options based on Company performance) for which the Executive was potentially eligible in the calendar year of termination will be pro-rated for the months of service in the calendar year and will be granted and fully vested as of the date of termination;

	(3)	the performance based stock options that have been granted to the Executive (because the Company has met its performance goals) but have not yet vested, shall fully vest as of the date of termination;

(4)

the semi-annual bonus(es) for which the Executive was potentially eligible in the calendar year of termination will be pro-rated for the months of service in the calendar year and paid as if the Company had achieved its internal financial goals;

(5)

Continuing coverage for all purposes (including eligibility, coverage, vesting and benefit accruals, as applicable), for the salary continuation period described in subsection (a)(i) above, to the extent not prohibited by law, for the Executive and his eligible dependents under all of the employee benefit plans in effect and applicable to Executive and his eligible dependents as of the date of his termination.  In the event that the Executive and/or his eligible dependents, because of the Executive's terminated status, cannot be covered or fully covered under any or all of such plans, the Company shall continue to provide the Executive and/or his eligible dependents with the same level of such benefits and coverage in effect prior to termination, payable from the general assets of the Company if necessary.  Notwithstanding the foregoing, the Executive may elect (by giving written notice to the Company prior to the termination of his employment hereunder), on a benefit by benefit basis to receive in lieu of continuing coverage, cash in an amount equal to the present value (using an 8% annual discount rate) of the projected cost to the Company of providing such benefit for such continuation period.  The aggregate amount of cash to which the Executive is entitled pursuant to the preceding sentence shall be payable by the Company to the Executive within sixty (60) days after the date of the termination of Executive's employment hereunder.

The Executive's subsequent death of disability shall in no way affect or limit the Company's obligations under this Section.

(b)

Termination by the Company for Cause.  In the event that the Company shall terminate the Executive's employment for Cause, this Agreement shall terminate and the obligations of the parties shall be as set forth in Section 8 of this Agreement.

(c)

Termination by the Executive Without Good Reason.  In the event that the Executive shall terminate employment hereunder other than for Good Reason, this Agreement shall forthwith terminate and the obligations of the parties shall be as set forth in Section 8 of this Agreement.

(d)

Disability.  In the event that the Company elects to terminate the Executive's employment pursuant to Section 6(e), the Executive shall continue to receive, from the date of such termination for a period of one year, one hundred percent (100%) of the Annual Base Salary, in accordance with the payroll practices of the Company for senior executive officers, reduced, however, by the amount of any proceeds from Social Security and disability insurance policies provided by and at the expense of the Company.

(e)

Death.  In the event of the death of the Executive during the term of this Agreement, (i) the Annual Base Salary to which the Executive is entitled shall be paid, in twelve (12) equal monthly installments following the date of death, to the last beneficiary designated by the Executive under the Company's group life insurance policy maintained by the Company or such other written designation expressly provided to the Company for the purposes hereof or, failing either such designation, to his estate.

(f)

Mutual Written Consent.  In the event that the Executive and the Company shall terminate the Executive's employment by mutual written agreement, the Company shall pay such compensation and provide such benefits, if any, as the parties may mutually agree upon in writing.

(g)

By the Executive due to Company Failure to set Internal Financial Goals or Adopt Stock Option Plan.  In the event that the Company fails to set internal financial goals or adopt a stock option plan and the Executive elects to terminate his employment under this Agreement, the Company shall (1) pay the Executive's accrued salary and any other accrued benefits through the effective date of termination; (2) reimburse the Executive for expenses already actually incurred through the effective date of termination; (3) pay or otherwise provide for any benefits, payments or continuation or conversion rights in accordance with the provisions of any employee benefit plan of which the Executive or any of his dependents is or was a participant or as otherwise required by law; (4) pay the Executive and his beneficiaries any compensation and/or provide the Executive or his eligible dependents any benefits due through the effective date of termination.

(h)	The Executive shall not be required to mitigate the amount of any payment provided for in this Section by seeking employment or otherwise.

8. EFFECT OF EXPIRATION OF AGREEMENT OR TERMINATION OF EXECUTIVE'S EMPLOYMENT

Upon the expiration of this Agreement by its terms or the termination of the Executive's employment by the Company for Cause or the Executive Without Good reason, neither the Company nor the Executive shall have any remaining duties or obligations except that:

(a)	The Company shall:

	(1)	pay the Executive's accrued salary and any other accrued benefits through the effective date of such expiration or termination;

	(2)	reimburse the Executive for expenses already actually incurred through the effective date of such expiration or termination;

(3)

pay or otherwise provide for any benefits, payments or continuation or conversion rights in accordance with the provisions of any employee benefit plan of which the Executive or any of his dependents is or was a participant or as otherwise required by law;

	(4)	pay the Executive and his beneficiaries any compensation and/or provide the Executive or his eligible dependents any benefits due through the effective date of such expiration; and

	(5)	continue to remain bound by the terms of Section 12 hereof.

(b)	The Executive shall remain bound by the terms of Section 9,11 and 13.

9. COVENANTS AS TO CONFIDENTIAL INFORMATION AND COMPETITIVE CONDUCT

The Executive acknowledges and agrees as follows: (i) this Section 9 is necessary for the protection of the legitimate business interests of the Company, (ii) the restrictions contained in this Section 9 with regard to geographical scope, length of term and types of restricted activities are Reasonable; (iii) the Executive has received adequate and valuable new consideration for entering into this Agreement, and (iv) the Executive's expertise and capabilities are such that this obligation and the enforcement of it by injunction or otherwise will not adversely affect the Executive's ability to earn a livelihood.

(a)

Confidentiality of Information and Nondisclosure.  The Executive acknowledges and agrees that his employment by the Company under this Agreement necessarily involves proprietary information pertaining to the business of the Company and its related entities.  Accordingly, the Executive agrees that at all times during the terms of this Agreement and at all times thereafter, he will not, directly or indirectly, without the express written approval of the Company, unless directed by applicable legal authority having jurisdiction over the Executive, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself, any person, corporation or other entity other than the Company.

(1)

any information concerning any financial matters, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company or its subsidiaries

	(2)	any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company or its subsidiaries,

(3)

any other information related to the Company or its related entities that the Executive should reasonably believe will be damaging to the Company or its related entities and which has not been published and is not generally known outside of the Company.

The Executive acknowledges that all of the foregoing constitutes confidential and/or proprietary information of the Company, which is the exclusive property of the Company.  Excluded from this confidential and/or proprietary information of the Company shall be (i) information known by or generally available to the public through no breach by the Executive of this Agreement and which the public may use without any direct or indirect obligation to the Company and (ii) information that documentary evidence demonstrates was independently developed by the Executive,

(b)

Restrictive Covenant.  During the term of, and for a period of one (1) year (the "Restrictive Period") after the termination of the Executive's employment other than by the Company Without Cause or by the Executive With Good Reason, the Executive shall not render, directly or indirectly, services to (as an employee, consultant, independent contractor or in any other capacity) any person, firm, corporation, association or other entity which conducts the same or similar business as the Company or its subsidiaries at the date of the Executive's termination of employment within the states in which the Company or any of its subsidiaries is then doing business at the date of the Executive's termination of employment hereunder without the prior written consent of the Board of Directors which may be withheld at its sole discretion.  In the event that this Agreement expires after termination and is not renewed by the parties, the Restrictive Period shall not extend beyond the termination of employment unless the Company pays the Executive an additional amount equal to one year's Annual Base Salary, in which case it shall extend for a period of one (1) year.  In the event the Executive violates any of the provisions contained in this Section, the Restrictive Period shall be increased by the period of time in which the Executive was in violation as determined by an Arbitrator or Court of competent jurisdiction.  The Executive further agrees that at no time during the Restrictive period will the Executive attempt to directly or indirectly solicit or hire employees of the Company or its subsidiaries or induce any of them to terminate their employment with the Company or any of the subsidiaries.

(c)

Company Remedies.  The Executive acknowledges and agrees that any breach of this Agreement by him will result in immediate and irreparable harm to the Company and that the Company cannot be reasonably or adequately compensated by damages in an action at law.  In the event of a breach by the Executive of the provisions of this Section 9 as determined by an Arbitrator or a Court of competent jurisdiction, the Company shall be entitled, to the extent permitted by law, immediately to cease paying or providing the Executive or his dependents any compensation or benefits provided pursuant to Section 4, Section 6 or Section 7 of this Agreement as liquidated damages, and also to obtain immediate injunctive relief restraining the Executive from conduct in breach of the covenants contained in this Section 9.  Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach, including the recovery of damages from the Executive.

10. AGREEMENT SURVIVES MERGER OR DISSOLUTION

This Agreement shall not be terminated by the Company's voluntary or involuntary dissolution or by any merger in which the Company is not the surviving or resulting corporation, or on any transfer of all or substantially all of the Company's assets.  In the event of any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred and to the executive and his heirs.

11. OWNERSHIP OF INTANGIBLES

All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Executive, either alone or with others, during the term of Executive's employment, whether or not conceived or developed during Executive's working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of the Company was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Company or to the Company's actual or demonstrably anticipated research and development, or that result from any work performed by Executive for the Company, shall be the sole property of the Company.  Executive shall execute all documents, including patent applications and assignments, required by the Company to establish the Company's rights under this Section.

12. INDEMNIFICATION BY THE COMPANY

The Company shall, to the maximum extent permitted by law, indemnify and hold the Executive harmless against expenses, including reasonable attorney's fees judgements, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the Executive's employment by the Company.  The Company shall advance to the Executive any expense incurred in defending any such proceeding to the maximum extent permitted by law.

13. DISCLOSURE OF CUSTOMER INFORMATION AND SOLICITATION OF OTHER EMPLOYEES PROHIBITED

In the course of his employment, the Executive will have access to confidential records and data pertaining to the Company's customers and to the relationship between these customers and the Company's account executives.  Such information is considered secret and is disclosed to the Executive in confidence.  During his employment by the Company and for one (1) year after termination of that employment, the Executive shall not directly or indirectly disclose or use any such information, except as required in the course of his employment by the Company.

14. RESOLUTION OF DIFFERENCES OVER BREACHES OF AGREEMENT

Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to, this Agreement, or the breach thereof, or arising out of any other matter relating to the Executive's employment with the Company, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, the Company and the Executive agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in accordance with this Section 14 and the Commercial Arbitration Rules of the American Arbitration Association ("AAA").  The matter shall be heard and decided, and awards rendered by a panel of three (3) arbitrators (the "Arbitration Panel").  The Company and the Executive shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the "Commercial Panel") and AAA shall select a third arbitrator from the Commercial Panel.  The award rendered by the Arbitration Panel shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof.  Except as provided in Section 12 hereof, each party shall bear sole responsibility for all expenses and costs incurred by such party in connection with the resolution of any controversy, dispute or claim in accordance with this Section 14; provided, however, the Executive may recover his costs and attorneys' fees in recovering compensation, stock and/or benefits to which he is entitled under this Agreement.

15. WAIVER

The waiver by a party hereto of any breach by the other party hereto of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by a party hereto.

16. NON RELIANCE

Each party to this Agreement represents, warrants and acknowledges that in entering to this Agreement that it has not relied upon any act, representation, or warranty by any other party thereto, or by any of their representatives or attorneys, except as may be expressly contained in this Agreement.  Each party further represents and warrants that it has thoroughly discussed all aspects of this Agreement with his or its attorneys, that he/it has had a reasonable time to review this Agreement, that he/it fully understands the provisions of this Agreement and the effect thereof and that he/it is entering into this Agreement voluntarily and of his/its own free will.

17. CONSTRUCTION OF AGREEMENT

(a)	Governing Law. This Agreement shall be governed by and construed under the laws of the state of Texas.

(b)

Severability.  In the event that anyone or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)	Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience or reference only and shall not constitute a part of this Agreement.

18. ENTIRE AGREEMENT AND INTEGRATION

This Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments, and practices between the parties, including all prior employment agreements, whether or not fully performed by the Executive before the date of this Agreement.  No amendments to this Agreement may be made except by a writing signed by both parties.

19. NOTICES

Any notice to the Company required or permitted under this Agreement shall be given in writing to the Company, either by personal service or by registered or certified mail, postage prepaid, addressed to the legal department of the Company at its then principal place of business.  Any such notice to the Executive shall be given in a like manner and, if mailed, shall be addressed to his home address then shown in the Company's files.

For the purpose of determining compliance with any time limit in this Agreement, a notice shall be deemed to have been duly given (a) on the date of service, if served personally on the party to whom notice is to be given, or (b) on the third business day after mailing, if mailed to the party to whom the notice is to be given in the manner provided in this section.

20. SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect.  If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

21. EXECUTION

Executed by the parties on January 16, 2002.

The Company

/s/ B.H. Adams
By:  Byron H. Adams
Chairman of the Board of Directors of Adams Golf, Inc.

The Executive

/s/ O.G. Brewer
By:  Oliver Brewer
President and Chief Executive Officer of Adams Golf, Inc.